Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Keith Lester Media Relations Rockwell Automation 414.382.4871	Steve Etzel Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Second Quarter 2018 Results and Increases Dividend 10 Percent

•	Reported sales up 6.2 percent year over year; organic sales up 3.5 percent

•	Diluted earnings per share of $1.77; Adjusted EPS of $1.89

•	Updating fiscal 2018 Diluted EPS guidance: $3.65 - $3.95

•	Increasing fiscal 2018 Adjusted EPS guidance: $7.70 - $8.00
MILWAUKEE (April 25, 2018) — Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2018 second quarter sales of $1,651.2 million, up 6.2 percent from $1,554.3 million in the second quarter of fiscal 2017. Organic sales grew 3.5 percent. Currency translation increased sales by 3.9 percentage points, and the prior year divestiture reduced sales by 1.2 percentage points.

Fiscal 2018 second quarter net income was $227.4 million or $1.77 per share, compared to net income of $189.5 million or $1.45 per share in the second quarter of fiscal 2017. Fiscal 2018 second quarter Adjusted EPS was $1.89, up 22 percent compared to $1.55 in the second quarter of fiscal 2017. The increases in EPS and Adjusted EPS were primarily due to higher sales.

Pre-tax margin was 18.1 percent in the second quarter of fiscal 2018 compared to 14.8 percent in the same period last year. Total segment operating margin was 20.9 percent compared to 19.0 percent a year ago. The increases in pre‑tax margin and total segment operating margin were primarily due to higher sales. Total segment operating earnings were $345.1 million in the second quarter of fiscal 2018, up 17 percent from $296.0 million in the same period of fiscal 2017.

Commenting on the results, Blake D. Moret, chairman and chief executive officer, said, "Demand for the quarter was fairly broad based across regions and verticals, enabling us to achieve organic sales growth of 3.5 percent, as we expected. Growth was led by heavy industries, including oil and gas, mining, metals, and semiconductor. Results were also strong in Information Solutions and Connected Services, which represent new value from the Connected Enterprise, and again grew double digits. I am also pleased with our 22 percent Adjusted EPS growth in the quarter and our very strong free cash flow performance, which positions us well for key growth investments and continued capital returns in 2018."
Outlook
The following table provides updated guidance as it relates to sales growth and earnings per share for fiscal 2018:

Sales Growth Guidance		EPS Guidance
Reported sales growth	4.5% to 7.5%	Diluted EPS	$3.65 - $3.95
Organic sales growth	3.5% to 6.5%	Adjusted EPS	$7.70 - $8.00
Currency translation	~ 2%
Divestiture	~ (1)%
Commenting on the outlook, Moret added, "The global manufacturing environment remains favorable and macroeconomic indicators are positive. Taking our strong first half results and the macro outlook into consideration, we still expect fiscal 2018 organic sales growth to be in the range of 3.5 percent to 6.5 percent and project fiscal 2018 reported sales of approximately $6.7 billion at the midpoint. We are increasing our Adjusted EPS guidance range to $7.70 - $8.00."

Moret continued, "We are ramping up investments to accelerate profitable growth and increase long-term differentiation. These include software development and commercial resources to fuel the growth of our Information Solutions and Connected Services offerings, accelerated investments to expand our Process capabilities, and projects to enhance employee engagement globally. We remain committed to investments that enable us to help our customers meet their productivity objectives and drive profitable growth and superior returns for our shareowners.

“Consistent with our long track record of returning excess cash to shareowners, today we are announcing a ten percent dividend increase. This increase reflects our confidence in the Connected Enterprise strategy and our ability to deliver sustainable cash generation.

“The dedication of our employees, partners, and suppliers continues to make the difference at our customers and is the key to our success.”

Following is a discussion of fiscal 2018 second quarter results for both segments.

Architecture & Software
Architecture & Software quarterly sales were $768.4 million, an increase of 6.9 percent compared to $719.0 million in the same period last year. Organic sales increased 2.5 percent, and currency translation increased sales by 4.4 percentage points. Segment operating earnings were $218.2 million compared to $190.6 million in the same period last year. Segment operating margin increased to 28.4 percent from 26.5 percent a year ago.

Control Products & Solutions
Control Products & Solutions quarterly sales were $882.8 million, an increase of 5.7 percent compared to $835.3 million in the same period last year. Organic sales increased 4.4 percent, currency translation increased sales by 3.6 percentage points, and the prior year divestiture reduced sales by 2.3 percentage points. Segment operating earnings were $126.9 million compared to $105.4 million in the same period last year. Segment operating margin increased to 14.4 percent from 12.6 percent a year ago.

Other Information
In the second quarter of fiscal 2018, cash flow provided by operating activities was $381.4 million and free cash flow was $359.3 million. Return on invested capital was 43.6 percent.

Fiscal 2018 second quarter general corporate-net expense was $17.8 million compared to $21.4 million in the second quarter of fiscal 2017.

On a GAAP basis, the effective tax rate in the second quarter of fiscal 2018 was 24.1 percent compared to 17.7 percent in the second quarter of fiscal 2017. The higher effective tax rate was due to lower favorable discrete tax items in the current quarter compared to the prior year and an additional provisional charge related to the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), partially offset by the lower tax rate under the Tax Act. The Adjusted Effective Tax Rate for the second quarter of fiscal 2018 was 20.5 percent compared to 19.2 percent a year ago. The increase in the Adjusted Effective Tax Rate was primarily due to lower favorable discrete tax items in the current quarter compared to the prior year, partially offset by the lower tax rate under the Tax Act. For fiscal 2018, the Company now expects an effective tax rate of approximately 60.5 percent and an Adjusted Effective Tax Rate of approximately 20.5 percent.

During the second quarter of fiscal 2018, the Company repurchased 2.5 million shares of its common stock at a cost of $465.0 million. At March 31, 2018, $934.8 million remained available under the January 15, 2018 share repurchase authorization.

Today the Board of Directors declared a quarterly dividend of 92 cents per share on the Company's common stock, payable on June 11, 2018 to shareowners of record at the close of business on May 14, 2018.

Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Wednesday, April 25, 2018. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http://www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business including those related to tariffs, taxation, and trade controls;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our products, solutions and services;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract, develop, and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation, including liabilities related to the safety and security of the products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;

•	the successful integration and management of acquired businesses and technologies;

•	the availability and price of components and materials;

•	the successful execution of our cost productivity initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs approximately 22,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Sales
Architecture & Software (a)	$768.4	$719.0	$1,515.3	$1,415.4
Control Products & Solutions (b)	882.8	835.3	1,722.5	1,629.2
Total sales (c)	$1,651.2	$1,554.3	$3,237.8	$3,044.6

Segment operating earnings
Architecture & Software (d)	$218.2	$190.6	$442.8	$399.2
Control Products & Solutions (e)	126.9	105.4	257.8	213.4
Total segment operating earnings[1] (f)	345.1	296.0	700.6	612.6

Purchase accounting depreciation and amortization	(4.5)	(5.6)	(8.9)	(11.2)
General corporate—net	(17.8)	(21.4)	(34.0)	(36.3)
Non-operating pension costs	(5.9)	(19.8)	(11.8)	(39.6)
Costs related to unsolicited Emerson proposals	—	—	(11.2)	—
Interest expense	(17.3)	(18.9)	(37.3)	(37.6)
Income before income taxes (g)	299.6	230.3	597.4	487.9
Income tax provision	(72.2)	(40.8)	(606.4)	(83.7)
Net (loss) income	$227.4	$189.5	$(9.0)	$404.2

Diluted EPS	$1.77	$1.45	$(0.07)	$3.11

Adjusted EPS[2]	$1.89	$1.55	$3.85	$3.30

Average diluted shares for diluted EPS	128.5	130.3	127.6	130.0

Average diluted shares for adjusted EPS[2]	128.5	130.3	129.3	130.0

Segment operating margin
Architecture & Software (d/a)	28.4%	26.5%	29.2%	28.2%
Control Products & Solutions (e/b)	14.4%	12.6%	15.0%	13.1%
Total segment operating margin[1] (f/c)	20.9%	19.0%	21.6%	20.1%

Pre-tax margin (g/c)	18.1%	14.8%	18.5%	16.0%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension costs, costs related to the unsolicited Emerson proposals, interest expense and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our Company. Our measures of total segment operating earnings and total segment operating margin may be different from those used by other companies.

2Adjusted EPS is a non-GAAP earnings measure that excludes the non-operating pension costs and their related income tax effects, costs related to the unsolicited Emerson proposals in the first quarter of fiscal 2018 and their related tax effects, and the provisional tax effects of deemed repatriation of foreign earnings and the revaluation of net deferred tax assets due to the enactment of the Tax Act. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension costs and a reconciliation to GAAP measures. Average diluted shares for adjusted EPS is a non-GAAP measure that includes 1.7 million of dilutive shares that are excluded from GAAP average diluted shares in the six months ended March 31, 2018 because we recorded a net loss in the period.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Sales	$1,651.2	$1,554.3	$3,237.8	$3,044.6
Cost of sales	(950.4)	(897.8)	(1,839.9)	(1,745.8)
Gross profit	700.8	656.5	1,397.9	1,298.8

Selling, general and administrative expenses	(389.2)	(409.2)	(778.5)	(779.2)
Other income	5.3	1.9	15.3	5.9
Interest expense	(17.3)	(18.9)	(37.3)	(37.6)
Income before income taxes	299.6	230.3	597.4	487.9
Income tax provision	(72.2)	(40.8)	(606.4)	(83.7)

Net income (loss)	$227.4	$189.5	$(9.0)	$404.2

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	March 31, 2018	September 30, 2017
Assets
Cash and cash equivalents	$1,433.9	$1,410.9
Short-term investments	613.4	1,124.6
Receivables	1,163.1	1,135.5
Inventories	570.4	558.7
Property, net	557.2	583.9
Goodwill and intangibles	1,335.2	1,315.7
Other assets	840.4	1,032.4
Total	$6,513.6	$7,161.7

Liabilities and Shareowners’ Equity
Short-term debt	$308.5	$600.4
Accounts payable	630.0	623.2
Long-term debt	1,229.8	1,243.4
Other liabilities	2,398.1	2,031.1
Shareowners’ equity	1,947.2	2,663.6
Total	$6,513.6	$7,161.7

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Six Months Ended March 31,
	2018	2017
Operating activities:
Income (loss) from continuing operations	$(9.0)	$404.2
Depreciation and amortization	82.8	81.0
Retirement benefits expense	56.7	86.1
Pension contributions	(23.5)	(28.5)
Receivables/inventories/payables	(10.5)	(13.0)
Advance payments from customers and deferred revenue	42.8	33.2
Compensation and benefits	(67.7)	51.2
Income taxes	508.6	(7.7)
Other	13.9	5.3
Cash provided by operating activities	594.1	611.8
Investing activities:
Capital expenditures	(56.2)	(67.4)
Acquisition of businesses, net of cash acquired	(9.9)	(1.1)
Purchases of investments	(276.6)	(721.6)
Proceeds from maturities and sales of investments	845.6	428.2
Proceeds from sale of property	0.4	0.4
Cash provided by (used for) investing activities	503.3	(361.5)
Financing activities:
Net repayment of short-term debt	(41.9)	(75.1)
Repayment of long-term debt	(250.0)	—
Cash dividends	(213.5)	(195.5)
Purchases of treasury stock	(661.7)	(185.0)
Proceeds from the exercise of stock options	61.9	136.9
Other financing activities	1.8	—
Cash used for financing activities	(1,103.4)	(318.7)
Effect of exchange rate changes on cash	29.0	(17.2)
Increase (decrease) in cash and cash equivalents	$23.0	$(85.6)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and six months ended March 31, 2018 compared to sales for the three and six months ended March 31, 2017:

	Three Months Ended March 31,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
United States	$888.0	$(0.6)	$887.4	$—	$887.4	$868.7	$(12.1)	$856.6
Canada	85.8	(3.8)	82.0	—	82.0	85.0	(4.9)	80.1
EMEA	340.6	(42.8)	297.8	—	297.8	301.0	—	301.0
Asia Pacific	218.9	(12.1)	206.8	—	206.8	198.5	—	198.5
Latin America	117.9	(2.5)	115.4	—	115.4	101.1	(1.8)	99.3
Total	$1,651.2	$(61.8)	$1,589.4	$—	$1,589.4	$1,554.3	$(18.8)	$1,535.5

	Six Months Ended March 31,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
United States	$1,739.9	$(1.3)	$1,738.6	$—	$1,738.6	$1,688.8	$(24.4)	$1,664.4
Canada	177.8	(8.2)	169.6	—	169.6	167.7	(9.0)	158.7
EMEA	648.0	(66.2)	581.8	—	581.8	571.7	—	571.7
Asia Pacific	433.4	(17.9)	415.5	—	415.5	404.1	—	404.1
Latin America	238.7	(4.6)	234.1	—	234.1	212.3	(3.6)	208.7
Total	$3,237.8	$(98.2)	$3,139.6	$—	$3,139.6	$3,044.6	$(37.0)	$3,007.6

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and six months ended March 31, 2018 compared to sales for the three and six months ended March 31, 2017:

	Three Months Ended March 31,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
Architecture & Software	$768.4	$(31.6)	$736.8	$—	$736.8	$719.0	$—	$719.0
Control Products & Solutions	882.8	(30.2)	852.6	—	852.6	835.3	(18.8)	816.5
Total	$1,651.2	$(61.8)	$1,589.4	$—	$1,589.4	$1,554.3	$(18.8)	$1,535.5

	Six Months Ended March 31,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
Architecture & Software	$1,515.3	$(49.8)	$1,465.5	$—	$1,465.5	$1,415.4	$—	$1,415.4
Control Products & Solutions	1,722.5	(48.4)	1,674.1	—	1,674.1	1,629.2	(37.0)	1,592.2
Total	$3,237.8	$(98.2)	$3,139.6	$—	$3,139.6	$3,044.6	$(37.0)	$3,007.6

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Our press release contains financial information and earnings guidance regarding Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate, which are non-GAAP earnings measures that exclude non-operating pension costs and their related income tax effects, costs related to the unsolicited Emerson proposals in the first quarter of fiscal 2018 and their related tax effects, and the provisional tax effects of deemed repatriation of foreign earnings and the revaluation of net deferred tax assets due to the enactment of the Tax Act. We define non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impact of any plan curtailments or settlements. These components of net periodic benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these and other excluded costs to be unrelated to the operating performance of our business. We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for income from continuing operations, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension costs for the three and six months ended March 31, 2018 and 2017:

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Service cost	$22.4	$24.2	$44.6	$48.3
Amortization of prior service cost (credit)	0.1	(1.1)	0.3	(1.9)
Operating pension costs	22.5	23.1	44.9	46.4

Interest cost	39.0	37.8	77.8	75.6
Expected return on plan assets	(61.5)	(56.2)	(122.7)	(112.4)
Amortization of net actuarial loss	28.4	38.2	56.7	76.2
Settlements	—	—	—	0.2
Non-operating pension costs	5.9	19.8	11.8	39.6

Net periodic pension cost	$28.4	$42.9	$56.7	$86.0

The following are reconciliations of income from continuing operations, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Income (loss) from continuing operations	$227.4	$189.5	$(9.0)	$404.2
Non-operating pension costs	5.9	19.8	11.8	39.6
Tax effect of non-operating pension costs	(1.9)	(7.3)	(3.7)	(14.5)
Costs related to unsolicited Emerson proposals	—	—	11.2	—
Tax effect of costs related to unsolicited Emerson proposals	—	—	(3.1)	—
Effect of deemed repatriation of foreign earnings due to the Tax Act[1]	11.5	—	397.0	—
Effect of net deferred tax asset revaluation due to the Tax Act[1]	—	—	94.2	—
Adjusted Income	$242.9	$202.0	$498.4	$429.3

Diluted EPS from continuing operations	$1.77	$1.45	$(0.07)	$3.11
Non-operating pension costs	0.04	0.15	0.08	0.30
Tax effect of non-operating pension costs	(0.01)	(0.05)	(0.03)	(0.11)
Costs related to unsolicited Emerson proposals	—	—	0.09	—
Tax effect of costs related to unsolicited Emerson proposals	—	—	(0.02)	—
Effect of deemed repatriation of foreign earnings due to the Tax Act[1]	0.09	—	3.07	—
Effect of net deferred tax asset revaluation due to the Tax Act[1]	—	—	0.73	—
Adjusted EPS	$1.89	$1.55	$3.85	$3.30

Effective tax rate	24.1%	17.7%	101.5%	17.2%
Tax effect of non-operating pension costs	0.2%	1.5%	0.3%	1.4%
Tax effect of costs related to unsolicited Emerson proposals	—%	—%	0.1%	—%
Effect of deemed repatriation of foreign earnings due to the Tax Act[1]	(3.8)%	—%	(66.4)%	—%
Effect of net deferred tax asset revaluation due to the Tax Act[1]	—%	—%	(15.8)%	—%
Adjusted Effective Tax Rate	20.5%	19.2%	19.7%	18.6%
1These amounts, which are based on reasonable estimates, will require further adjustments as additional guidance from the U.S. Department of Treasury is provided, the Company’s assumptions change, or as further information and interpretations become available.

	Fiscal 2018 Guidance	Year Ended September 30, 2017

Diluted EPS from continuing operations	$3.65 - $3.95	$6.35
Non-operating pension costs	0.19	0.64
Tax effect of non-operating pension costs	(0.06)	(0.23)
Costs related to unsolicited Emerson proposals	0.09	—
Tax effect of costs related to unsolicited Emerson proposals	(0.02)	—
Effect of deemed repatriation of foreign earnings due to the Tax Act[1]	3.12	—
Effect of net deferred tax asset revaluation due to the Tax Act[1]	0.73	—
Adjusted EPS	$7.70 - $8.00	$6.76

Effective tax rate	~ 60.5%	20.4%
Tax effect of non-operating pension costs	—	1.1%
Tax effect of costs related to unsolicited Emerson proposals	—	—%
Effect of deemed repatriation of foreign earnings due to the Tax Act[1]	~ (32)%	—%
Effect of net deferred tax asset revaluation due to the Tax Act[1]	~ (8)%	—%
Adjusted Effective Tax Rate	~ 20.5%	21.5%

1These amounts, which are based on reasonable estimates, will require further adjustments as additional guidance from the U.S. Department of Treasury is provided, the Company’s assumptions change, or as further information and interpretations become available.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2016	Mar. 31, 2017	Jun. 30, 2017	Sep. 30, 2017[1]	Dec. 31, 2017	Mar. 31, 2018
Cash provided by continuing operating activities	$310.8	$301.0	$315.3	$106.9	$212.7	$381.4
Capital expenditures	(39.4)	(28.0)	(30.1)	(44.2)	(34.1)	(22.1)
Free cash flow	$271.4	$273.0	$285.2	$62.7	$178.6	$359.3

1Free cash flow for the fourth quarter of fiscal 2017 includes a discretionary pre-tax contribution of $200 million to the Company's U.S. pension trust.

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, for the most recent twelve months; divided by
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents and short-term and long-term investments; multiplied by
(c) one minus the effective tax rate for the twelve-month period.
ROIC is calculated and reconciled to GAAP measures as follows:

	Twelve Months Ended
	March 31,
	2018	2017
(a) Return
Income from continuing operations	$412.5	$780.4
Interest expense	75.9	73.9
Income tax provision	734.4	196.7
Purchase accounting depreciation and amortization	19.1	20.4
Return	1,241.9	1,071.4
(b) Average invested capital
Short-term debt	594.1	472.4
Long-term debt	1,239.3	1,406.4
Shareowners’ equity	2,228.6	2,114.9
Accumulated amortization of goodwill and intangibles	853.1	820.4
Cash and cash equivalents	(1,476.4)	(1,493.5)
Short-term and long-term investments	(1,193.7)	(966.4)
Average invested capital	2,245.0	2,354.2
(c) Effective tax rate
Income tax provision[1]	243.2	196.7
Income from continuing operations before income taxes	$1,146.9	$977.1
Effective tax rate	21.2%	20.1%
(a) / (b) * (1-c) Return On Invested Capital	43.6%	36.4%

1The income tax provision used to calculate the effective tax rate is adjusted to remove the provisional effects of the $397.0 million tax on deemed repatriation of foreign earnings and the $94.2 million revaluation of net deferred tax assets due to the enactment of the Tax Cuts and Jobs Act of 2017 in the first two quarters of fiscal 2018.